EXHIBIT 12.3
          UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                                                                              For Six Months
                                                                                                               Ended June 30
                                                                                                        ---------------------------
Millions of dollars                                                                                     1997                   1996
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
Earnings from continuing operations ..................................................                  $362                   $320
Provision for income taxes ...........................................................                   242                    226
                                                                                                        ---------------------------
      Earnings subtotal ..............................................................                   604                    546
Fixed charges included in earnings:
   Interest expense ..................................................................                   110                    147
   Interest portion of rentals .......................................................                    14                     21
                                                                                                        ---------------------------
      Fixed charges subtotal .........................................................                   124                    168
Earnings from continuing operations
   available before fixed charges ....................................................                  $728                   $714
                                                                                                        ---------------------------
Fixed charges:
   Fixed charges included in earnings ................................................                   $124                  $168
   Capitalized interest ..............................................................                    16                      6
                                                                                                        ---------------------------
      Total fixed charges ............................................................                  $140                   $174
                                                                                                        ---------------------------
Ratio of earnings from continuing operations
    to fixed charges .................................................................                   5.2                    4.1

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